Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Intellicheck Mobilisa, Inc. on Form S3 (Nos. 333-151302 and 333−127663) and Form S8 (Nos. 333-151097, 333-143448, 333−85436 and 333−47882) of our report dated March 27, 2013, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012, which report is included in this Annual Report on Form 10-K to be filed March 27, 2013.

/s/ EISNERAMPER LLP
New York, New York
March 27, 2013